Exhibit 99.1

For Release: 6:00 p.m. EDT	Contacts:	Julie S. Ryland
Wednesday, August 28, 2013		205.326.8421

ENERGEN SIGNS PSA TO SELL BLACK WARRIOR BASIN PROPERTIES

Birmingham, Alabama — Energen Corporation (NYSE: EGN) announced today that it has signed a Purchase and Sale Agreement with an undisclosed buyer to sell its Black Warrior Basin coalbed methane assets in Alabama for $160 million plus standard closing adjustments. The sale is expected to close in early October 2013 and have an effective date of July 1, 2013. Energen plans to use proceeds to reduce short-term indebtedness.

At December 31, 2012, proved reserves associated with Energen’s Black Warrior Basin properties totaled 97 billion cubic feet. In addition to the coalbed methane properties, the buyer (a limited liability corporation, or LLC) will assume Energen’s third-party operating agreements.

After adjusting fourth quarter production by approximately 0.4 million barrels of oil equivalents (MMBOE) for the sale of these assets, Energen’s revised production guidance range from all operations for 2013 is 25.7-26.1 MMBOE. The company’s preliminary estimates of 2013 production and income from discontinued operations (excluding a gain on the sale) are, respectively, 1.4 MMBOE and $11.0 million, or 15 cents per diluted share.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. Through Energen Resources Corporation, the company has approximately 750 million barrels of oil-equivalent proved, probable, and possible reserves at year-end 2012. These all-domestic reserves are located mainly in the Permian and San Juan basins. For more information, go to http://www.energen.com.

FORWARD LOOKING STATEMENT: This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.